                  NON-COMPETITION AND CONSULTING AGREEMENT


     THIS IS A NON-COMPETITION AND CONSULTING AGREEMENT (hereinafter referred to as "Agreement") made this 17th day of October, 1995, by and between CDI Corp., a Pennsylvania corporation (hereinafter referred to as "CDI"; as the context requires in this Agreement, "CDI" will also refer to CDI Corp.'s subsidiary, CDI Corporation) and Christian M. Hoechst (hereinafter referred to as "Hoechst").

                            Background

     A. Hoechst has been employed by CDI since 1962 and currently serves as a member of CDI Corp.'s Board of Directors, as its Executive Vice President and as a director and/or officer of numerous CDI subsidiaries; and

     B. Hoechst and CDI entered into an employment agreement on April 1, 1963, which has most recently been amended and restated, effective May 1, 1986 (hereinafter referred to as the "Employment Agreement"), which governs the terms of Hoechst's employment with CDI; and

     C. Hoechst will retire from CDI and its subsidiaries as of April 30, 1996 and the Employment Agreement will terminate at that time; and

     D. Hoechst and CDI desire to set forth in writing Hoechst's agreement not to compete with CDI, the consulting arrangement to which Hoechst and CDI have agreed and Hoechst's release and waiver of claims against CDI.

                            Agreement

     NOW, THEREFORE, for and in consideration of the mutual promises and undertakings set forth below, the sufficiency of which is hereby acknowledged by both parties, and intending to be legally bound hereby, CDI and Hoechst agree as follows:

      1. Effective as of April 30, 1996, Hoechst will retire from employment with CDI, and will resign as Executive Vice President of CDI and as a director and officer of all direct and indirect subsidiaries of CDI. Hoechst will remain an employee of CDI through April 30, 1996 under the current terms and conditions of the Employment Agreement. CDI and Hoechst agree that the Employment Agreement will terminate on April 30, 1996.

      2. Prior to July 31, 2001, Hoechst shall not, unless authorized as an officer or employee of CDI or one of its subsidiaries or under the consulting arrangement described in Section 4, below, directly or indirectly:

          (a) own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, employee, consultant, agent, independent contractor, representative, trustee or stockholder with, or render consulting marketing, sales, management or operations advice or services to, or engage in, any business or other enterprise which directly or indirectly competes with CDI or any related entity (including any subsidiary or affiliate of CDI) in any state, province or similar political division in the United States, United Kingdom or Canada in which CDI or any related entity is then conducting business. The following will not constitute violations of this provision: ownership of not more than 5% of the outstanding stock of any publicly traded company; employment with a non-competing unit of a diversified company which has another unit, distinct and separate from the employing unit, which does compete with CDI, so long as Hoechst does not render any advice or assistance to such competing unit; or, if CDI decides to enter a new line of business (i.e. other than the lines of business it is in as of April 30, 1996 or any natural extensions thereof), engaging in that new line of business.

          (b) solicit for the performance of services, interfere with or attempt to entice away from CDI or any related entity, any person, firm, company or corporation which is at the time of such solicitation, or was within five years prior to such solicitation, a customer of CDI or any related entity; provided that this paragraph (b) shall not prohibit Hoechst from providing services to such a customer that are of a different nature from the services historically provided to such customer by CDI or a related entity (for purposes of this covenant, "solicit" shall include contact in person, by mail, by advertising media, or by telephone or other electronic communication device); or

          (c) solicit, employ, interfere with or attempt to entice away from CDI or any related entity, any person who is an employee of CDI or any related entity, or was an employee of CDI or any related entity within three months prior to such solicitation, employment or interference.

Hoechst acknowledges that in the event of a breach or threat of a breach of any portion of this Section 2, CDI's remedies at law will be inadequate, and in any such event CDI will be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the provisions hereof, in addition to any other remedy to which CDI may be entitled at law or equity.

      3. Subject to paragraphs (c) and (d) below and to Section 12 below, CDI will make the payments described in paragraphs (a) and (b) below provided that Hoechst has complied with his non-competition and non-solicitation obligations under Section 2 above:

          (a) Commencing on July 31, 1996, and on each October 31, January 31, April 30 and July 31 thereafter, to and including July 31, 2001, CDI will pay Hoechst the sum of $66,250.

          (b) As a result of Hoechst's termination of employment on April 30, 1996, Hoechst will be entitled under section 4980B of the Internal Revenue Code of 1986, as amended, and sections 601-609 of the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as "COBRA") to continue his group health insurance coverage with CDI under the CDI group health insurance plan that is then in effect for CDI's active employees. If Hoechst elects under COBRA to continue coverage under CDI's group health insurance plan, CDI will pay for a portion of Hoechst's COBRA premium in the same proportion that CDI contributed toward Hoechst's coverage immediately prior to his termination of employment with CDI. Following the end of the COBRA continuation period, Hoechst's health insurance coverage will be maintained through a conversion of CDI's group coverage to an individual policy or, as the parties may agree, through a separate individual policy having coverage substantially similar to CDI's then existing group coverage. CDI and Hoechst will each pay the same proportion of the premium for such coverage as they paid for the COBRA coverage. CDI will continue to pay its share of the premium for this coverage until July 31, 2001 at which point its obligation with respect to providing health insurance coverage for Hoechst will cease. In addition, CDI will from April 30, 1996 through July 31, 2001 continue Hoechst s current life and, if reasonably obtainable, disability insurance, through group coverage to the extent permitted by CDI s normal insurance carriers, or otherwise through conversion to, or purchase of, individual insurance policies having coverage substantially similar to CDI s then existing group coverage. Each of CDI and Hoechst will pay the same proportion of the premiums for such coverages as they paid for such coverages as of April 30, 1996. CDI will have no further obligation to pay any part of the cost of any insurance coverages after July 31, 2001.

          (c) If at any time Hoechst fails to comply with his obligations under Section 2 hereof, and such failure is not cured within thirty (30) days following notice from CDI of such failure, CDI's obligation to make any further payments under Section 3(a) and (b) shall cease and terminate forever. CDI's right to cease such payments upon a breach by Hoechst of his obligations under Section 2 shall not constitute CDI's sole remedy for such breach, and Hoechst acknowledges that in the event of a breach of Section 2 of this Agreement, CDI shall remain entitled to an injunction to prevent further breaches of the Agreement and to enforce specifically the provisions hereof and to all other remedies available at law or in equity for such breach.

          (d)  CDI's obligations to make any further payments under this
               Section 3 shall cease and terminate forever upon Hoechst's death.

      4. Subject to Section 12 below, Hoechst will render up to twenty-five (25) days of consulting services to CDI during the period May 1, 1996 through July 29, 2001. These services will be rendered at the request of the then Chief Executive Officer of CDI at times reasonably convenient to Hoechst and Hoechst will use his best efforts to perform the requested services. CDI will pay Hoechst $100,000 for these consulting services, payable in four quarterly installments of $25,000 each on (i) the fifth (5th) business day following the expiration of the revocation period, as defined in Section 12, provided the release referred to in Section 12 has not been revoked during the revocation period, (ii) August 1, 1996, (iii) November 1, 1996, and (iv) February 1, 1997. CDI will reimburse Hoechst for his necessary and reasonable expenses incurred in connection with his performance of these consulting services. Through July 29, 2001, Hoechst will also attend World Presidents Organization ("WPO") and Philadelphia Presidents Organization ("PPO") conferences and seminars on CDI's behalf as he did while employed by CDI and will give reports to CDI regarding these conferences and seminars as reasonably requested by CDI. CDI will also reimburse his WPO and PPO membership fees, and travel (business class for travel outside the United States), lodging, meals, attendance fees and related expenses associated with attendance at WPO and PPO conferences and seminars in accordance with CDI's past practice of reimbursing such expenses to Hoechst.

      5. Should Hoechst be elected and serve on the Board of Directors of CDI Corp. after April 30, 1996, Hoechst will be compensated for such Board service under the same terms and conditions as other CDI Corp. Board members who are not employees of CDI.

      6. Hoechst acknowledges that during his term of employment with CDI he has had and will have access to confidential information of both a technical nature and of a sensitive nature relating to CDI and its customers. Hoechst acknowledges that such confidential information is proprietary, material and important to CDI and its non-disclosure is essential to the effective and successful conduct of CDI's business. Hoechst agrees that during and after the term of this Agreement he will hold all of this confidential information in the strictest confidence and will not use any of it for any purpose and will not publish, disseminate, disclose or otherwise make any such confidential information available to any third party, except as may be required in connection with the performance of the consulting contemplated under
Section 4 of this Agreement, or if CDI gives Hoechst prior written consent to use such confidential information. Hoechst further agrees to return to CDI upon request all CDI property and any other items that in any way incorporate, embody or reflect any confidential information.

      7. Hoechst hereby, on behalf of himself, his descendants, ancestors, dependents, heirs, executors, administrators, assigns and successors, covenants not to make any claim or initiate any lawsuit, and fully and forever releases and discharges CDI and its subsidiaries, affiliates, divisions, successors, and assigns, together with its past and present directors, officers, agents, attorneys, insurers, employees, stockholders, and representatives (hereinafter collectively referred to as the "CDI Group"), from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders or liabilities of whatsoever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected which Hoechst now owns or holds or has at any time heretofore owned or held against the CDI Group, arising out of or in any way connected with Hoechst's employment relationship with CDI, or the cessation of that employment, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the CDI Group related to Hoechst's employment by CDI, committed or omitted prior to the date of this Agreement, including, but not limited to claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, any other federal, state or local statute or ordinance which deals with discrimination or any claim for severance pay, bonus, salary, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit or disability benefit. This release and waiver of claims will not apply with respect to (i) amounts payable to Hoechst with respect to his employment through April 30, 1996 under the Employment Agreement, (ii) any vested benefits due Hoechst under any CDI Corp. benefit plan, (iii) any amounts payable to Hoechst under this Agreement, or (iv) any claim for indemnity for acts or omissions of Hoechst committed during his employment or in his capacity as an officer or director of CDI.

      8. Hoechst warrants and agrees that he is responsible for any federal, state, and local taxes which may be owed by him by virtue of the receipt of any portion of the consideration paid hereunder and agrees to fully indemnify CDI from and against any and all claims by any governmental authority relating to Hoechst's failure to fully pay such taxes. CDI will, however, make any withholdings on payments made to Hoechst under this Agreement which it is required to make under laws applicable at the time of such payments.

      9. Hoechst acknowledges that he has been encouraged to seek the advice of an attorney of his choice in regard to this Agreement. CDI and Hoechst represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice. Hoechst hereby acknowledges that he understands the significance and consequences of this Agreement and represents that the terms of this Agreement are fully understood and voluntarily accepted by him.

     10. Both Hoechst and CDI have cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

     11. Hoechst acknowledges that he has had at least twenty-one (21) days to consider the terms of this Agreement prior to his signing it. Hoechst further understands that he may revoke this Agreement anytime up to seven (7) days following the date he signs the Agreement by giving written notice of such revocation to CDI. Such notice must be dated no later than the seventh (7th) day following the date on which he signed the Agreement and must be received promptly thereafter by CDI.

     12. On or after April 30, 1996, but no later than May 7, 1996, CDI will deliver to Hoechst for his signature a release, substantially in the form attached hereto as Exhibit A, releasing CDI and related parties from any liability to Hoechst. Hoechst will have twenty-one (21) days from receipt of such release to decide whether he will sign such a release, and if he signs and delivers the release to CDI, he will then have seven (7) days to revoke the release (the "revocation period") in accordance with its terms. If Hoechst has not executed such a release and delivered the same to CDI by May 31, 1996, or if he has revoked the release during the revocation period, CDI will not have any obligation to make any payments to Hoechst under this Agreement.

     13. This Agreement constitutes the entire agreement concerning all subject matters addressed herein. This Agreement supersedes and replaces all prior negotiations. All agreements, proposed or otherwise, whether written or oral, concerning all subject matters covered herein are incorporated into this Agreement. If any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it will be deemed reformed to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Any such determination of unenforceability or subsequent reformation will not affect any other provision or application of this Agreement which can be given effect without the unenforceable or reformed provision and will not invalidate, render unenforceable or require the reformation of such provision in any other jurisdiction.
The time period for Hoechst's obligations contained in Section 2 of this Agreement will be extended beyond the time period specified therein by the length of time, if any, during which he has been in breach (as determined by a court of competent jurisdiction in a final, nonappealable judgment, ruling or order or by an arbitration) of the provisions in Section 2.

     14. The rights and obligations of either party hereto may not be transferred or assigned without the prior written consent of the other party. In the event of any corporate reorganization or merger, CDI's rights hereunder will inure to the benefit of its successor and its obligations hereunder will be enforceable against such successor.

     15. All notices required or permitted hereunder shall be made in writing by hand-delivery, certified or registered first-class mail, facsimile transmission or air courier guaranteeing overnight delivery to the other party at the following addresses:

          To CDI:          Walter R. Garrison
                           President and Chief Executive Officer
                           CDI Corp.
                           Bell Atlantic Tower - 35th Floor
                           1717 Arch Street
                           Philadelphia, PA  19103

          To Hoechst:      340 Barren Road
                           Media, PA  19063

or to such other address as either of such parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received when delivered by hand, if personally delivered; on the fourth (4th) day next succeeding the date of mailing if sent by certified or registered first-class mail; when received if sent by facsimile transmission; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

     16. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.







WITNESSES                     CDI CORP.


/s/ Joseph R. Seiders         By:  /s/ Walter R. Garrison

                                   Walter R. Garrison
                                   President and Chief Executive Officer

Dated: October 17, 1995       Dated: October 17, 1995




/s/ Joseph R. Seiders         /s/ Christian M. Hoechst

                                  Christian M. Hoechst

Dated: October 17, 1995       Dated: October 17, 1995

                                                          EXHIBIT A

                          GENERAL RELEASE

NOTICE:   This is a very important legal document and you should
carefully review and understand the terms and effect of this document before signing it. By signing this General Release you are agreeing to completely release CDI Corp. from all liability to you. Therefore, you should consult with an attorney before signing this General Release.
You have 21 days from the date of the distribution of this document to consider this document. If you have not returned a signed copy of the General Release by that time, we will assume that you have elected not to sign the General Release. If you choose to sign the General Release, you will have an additional 7 days following the date of your signature to revoke this General Release and it shall not become effective or enforceable until the revocation period has expired.

        In consideration of benefits which would not otherwise be offered to me by CDI Corp., I hereby, on behalf of myself, my descendants, ancestors, dependents, heirs, executors, administrators, assigns and successors, release and discharge CDI Corp. and its subsidiaries, affiliates, divisions, successors, and assigns, together with its past and present directors, officers, agents, attorneys, insurers, employees, stockholders, and representatives (hereinafter collectively referred to as the "CDI Group"), from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders or liabilities of whatsoever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected which I now own or hold or have at any time heretofore owned or held against the CDI Group, arising out of or in any way connected with my employment relationship with CDI Corp., or the cessation of that employment, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the CDI Group related to Hoechst's employment by CDI, committed or omitted prior to the date of this General Release, including, but not limited to claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, any other federal, state or local statute or ordinance which deals with discrimination or any claim for severance pay, bonus, salary, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit or disability benefit. This General Release and waiver of claims will not apply with respect to (i) amounts payable to me with respect to my employment through April 30, 1996 under my Employment Agreement with CDI Corp., amended and restated, effective May 1, 1986, (ii) any vested benefits due me under any CDI Corp. benefit plan, (iii) any amounts payable to me under my Non-Competition and Consulting Agreement with CDI Corp., dated October 17, 1995, or (iv) any claim for indemnity for acts or omissions committed by me during my employment or in my capacity as an officer or director of CDI.

        By signing below, I acknowledge that I have carefully read and fully understand the provisions of this General Release. I further acknowledge that I am signing this General Release knowingly and voluntarily and without duress, coercion or undue influence. This General Release constitutes the total and complete understanding between me and CDI Corp. relating to the subject matter covered herein, and all other prior or contemporaneous written or oral agreements or representations, if any, relating to the subject matter of this General Release are null and void. It is also expressly understood and agreed that the terms of this General Release may not be altered except in a writing signed by both me and CDI Corp.

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:


WITNESSED BY:



_____________________          ___________________________
                               Christian M. Hoechst

Dated:_______________          Dated: ____________________